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EXHIBIT 10.1

LOGO
                          BENTLEY COMMUNICATIONS CORP.

                           1904 11th Street, Suite #1
                         Santa Monica, California 90404
                      VOX: 310-445-2599 * FAX: 310-445-2529


                              LETTER OF UNDERTAKING
                              ---------------------
              RE: PROPOSED ACQUISITION OF WWW.SUNRISECITYCASINO.COM



October 10, 2001

Ignatius Michael Ferreira
Gaming Online Ltd.
532 Jorrisen Street
Sunnyside, Pretoria, 0002
Republic of South Africa

Dear Mr. Ferreira:

Bentley Communications Corp. (BTLY) herby undertakes to make an offer for 100% of the website: www.sunrisecitycasino.com, and all of its operational functions, from Gaming Online Ltd.

The proposed transaction would be settled by the issue to Gaming Online Limited of 4,000,000 new shares in BTLY at a deemed value of $0.10/share. At present there are approximately 36 million shares in issue in BTLY, trading at $.14 per share.

The BTLY shares issued to Gaming Online Limited in terms of the proposed transaction would be issued subject to Regulation S or Rule 144, as is required by the regulatory authorities.

The proposed transaction is subject to a due diligence of www.sunrisecitycasino.com confirming that the site is free of liens and encumbrances and is fully transferable to Bentley Communications Corp. before the shares can be released.

Full information regarding BTLY can be accessed via the Internet on the following address: URL's freeedgar.com and bentleyintl.com. Please sign your acceptance of this letter of undertaking, following which the process of conveying the website to Bentley, via escrow with Thomas Braun, Esq., can begin immediately.

Sincerely yours,


/s/ Gordon F. Lee
Gordon F. Lee, Chief Executive Officer



Accepted on behalf of the Board of Directors of Gaming Online Limited:


/s/ Ignatius Michael Ferreira
Ignatius Michael Ferreira, CEO